As filed with the Securities and Exchange Commission on May 1, 2024

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SONOCO PRODUCTS COMPANY

(Exact name of registrant as specified in its charter)

South Carolina	57-0248420
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 N. Second St. Hartsville, South Carolina	29550
(Address of Principal Executive Offices)	(Zip Code)

Sonoco Products Company 2024 Omnibus Incentive Plan

(Full title of the plan)

John M. Florence, Jr.

Vice President / General Manager—Tubes and Cores, U.S. and Canada, General Counsel and
Secretary

Sonoco Products Company

1 N. Second St.

Hartsville, South Carolina 29550

(Name and address of agent for service)

(843) 383-7000

(Telephone number, including area code, of agent for service)

Copy to: Pamela L. Marcogliese Freshfields Bruckhaus Deringer US LLP 3 World Trade Center 175 Greenwich Street New York, NY 10007 (212) 277-4016

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to the participants in the Sonoco Products Company 2024 Omnibus Incentive Plan (the “2024 Plan”), as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and the instructions to Form S-8. Such documents are not required to be filed, and are not filed, with the United States Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Sonoco Products Company (the “Company”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on February 28, 2024 (the “2023 Form 10-K”);

(b)	the information specifically incorporated by reference into the 2023 Form 10-K from the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 15, 2024;

(c)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the Commission on May 1, 2024;

(d)	the Company’s Current Report on Form 8-K filed with the Commission on April 19, 2024; and

(e)	The description of the Company’s common stock, no par value, contained in Amendment No. 4 to the Company’s Registration Statement on Form 8-A, filed with the Commission on June 15, 2020, and any subsequent amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K), subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to specific sections of such statements as set forth therein.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article VIII of the By-Laws of the Company provides for the indemnification by the Company of any present or former director, officer or employee of the Company, or any person, who, at the request of the Company, may have served as director or officer of another corporation in which it owns shares or of which it is a creditor. Any such person shall be entitled to reimbursement of expenses and other liabilities, to the maximum extent permitted by the laws of the State of South Carolina or by order of any court having jurisdiction in any action or proceeding to which they are a party by reason of being or having been a director, officer or employee.

Article 6(e) of the Company’s Restated Articles of Incorporation states that no director of the Company shall be personally liable to the Company or to its shareholders for monetary damages for breach of fiduciary duty as director, except to the extent such exemption from liability or limitation thereof is not permitted under the laws of South Carolina, as presently in effect or as the same may hereafter be amended.

Under Article 5 of Chapter 8 of the South Carolina Business Corporation Act of 1988 (the “Corporation Act”), a corporation has the power to indemnify directors and officers who meet the standards of good faith and reasonable belief that conduct was lawful and in the corporate interest (or not opposed thereto) set forth in the Corporation Act. The Corporation Act also empowers a corporation to provide insurance for directors and officers against liability arising out of their positions even though the insurance coverage is broader than the power of the corporation to indemnify. Under the Corporation Act, unless limited by its articles of incorporation, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which they were a party because they are or were a director or officer against reasonable expenses incurred by them in connection with the proceeding. The Company’s Restated Articles of Incorporation do not provide otherwise.

In addition, the Company maintains directors’ and officers’ liability insurance for the benefit of its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Number	Description
4.1	Restated Articles of Incorporation, as amended April 21, 2022 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed April 22, 2022).
4.2	By-Laws of Sonoco Products Company, as amended October 17, 2023 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed October 19, 2023).
4.3*	Sonoco Products Company 2024 Omnibus Incentive Plan.
5.1*	Opinion of Haynsworth Sinkler Boyd, P.A.
23.1*	Consent of Haynsworth Sinkler Boyd, P.A. (included in Exhibit 5.1).
23.2*	Consent of PricewaterhouseCoopers LLP.
24.1*	Power of Attorney (included in the signature page to this Registration Statement).
107.1*	Filing Fee Table.

* Filed herewith.

Item 9. Undertakings.

(a)	The Company hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartsville, State of South Carolina on May 1, 2024.

Sonoco Products Company

By:	/s/ R. Howard Coker
R. Howard Coker
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”) this Registration Statement on Form S-8 (the “Registration Statement”) has been signed by the following persons in the capacities indicated below. Each of the directors and/or officers of the Registrant whose signature appears below hereby appoints R. Howard Coker, Robert R. Dillard, John M. Florence, Jr. and Aditya J. Gandhi, and each of them severally, as his or her attorney-in-fact to date and file with the Securities and Exchange Commission (the “Commission”) this Registration Statement, and to sign, date and file any and all amendments and post-effective amendments to this Registration Statement, in each case on his or her behalf, in any and all capacities stated below, as appropriate, in such forms as they or any one of them may approve, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done to the end that such Registration Statement or Registration Statements shall comply with the Securities Act and the applicable rules and regulations adopted or issued pursuant thereto, as fully and to all intents and purposes as he or she might or could do in person, and generally to do all such things on their behalf in their capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act and all requirements of the Commission.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date

/s/ R. Howard Coker	May 1, 2024
R. Howard Coker
President and Chief Executive Officer (Principal Executive Officer)

/s/ Robert R. Dillard	May 1, 2024
Robert R. Dillard
Chief Financial Officer (Principal Financial Officer)

/s/ Aditya J. Gandhi	May 1, 2024
Aditya J. Gandhi
Chief Accounting Officer (Principal Accounting Officer)

/s/ John R. Haley	May 1, 2024
John R. Haley
Director

/s/ Steven L. Boyd	May 1, 2024
Steven L. Boyd
Director

/s/ Pamela L. Davies	May 1, 2024
Dr. Pamela L. Davies
Director

/s/ Theresa J. Drew	May 1, 2024
Theresa J. Drew
Director

/s/ Philippe Guillemot	May 1, 2024
Philippe Guillemot
Director

/s/ Robert R. Hill, Jr.	May 1, 2024
Robert R. Hill, Jr.
Director

/s/ Eleni Istavridis	May 1, 2024
Eleni Istavridis
Director

/s/ Richard G. Kyle	May 1, 2024
Richard G. Kyle
Director

/s/ Blythe J. McGarvie	May 1, 2024
Blythe J. McGarvie
Director

/s/ Thomas E. Whiddon	May 1, 2024
Thomas E. Whiddon
Director